UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XOMA LTD.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 9, 2008

To Our Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 13, 2008 at 9:00 a.m. local time, which will be held at Le Meridien Hotel, 333 Battery Street, San Francisco, California.

Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2007. Some of our shareholders will be accessing these materials and appointing a proxy through the Internet and may not be receiving a paper proxy card by mail.

We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy by telephone or through the Internet.

Sincerely yours,

Steven B. Engle Chairman of the Board, Chief Executive Officer and President

Enclosures

XOMA LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 13, 2008

To the Shareholders of XOMA Ltd.:

Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the “Company”) will be held at Le Meridien Hotel, 333 Battery Street, San Francisco, California, on May 13, 2008, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2008 fiscal year and authorize the Board to agree to such auditors’ fee;

3.	To receive the Company’s audited financial statements for the 2007 fiscal year;

4.	To approve amendments to the Company’s 1981 Share Option Plan and Restricted Share Plan to:

(a)	increase the number of shares issuable over the terms of the two plans by 11,000,000 shares to 25,600,000 shares in the aggregate; and

(b)	increase the number of shares for which options or share appreciation rights may be granted under the plans for any one individual from 1,000,000 to 7,000,000;

5.	To approve an amendment to the Company’s Restricted Share Plan to increase the number of shares issuable over the term of the plan by 500,000 shares (which shares will come out of the 11,000,000 share increase referred to in item 4 above) to 2,750,000 shares in the aggregate;

6.	To approve amendments to the Company’s 1992 Directors Share Option Plan to:

(a)	(1) increase the number of shares automatically granted to non-employee directors under such plan to 25,000 per year, (2) increase the number of shares granted to non-employee directors as an initial grant on first becoming a director to 40,000 and (3) increase the number of shares automatically granted to non-employee directors who serve in the capacity of chairman of any committee of the Company’s Board of Directors and/or as Lead Independent Director, each as further described herein;

(b)	increase the number of shares issuable over the term of the plan by 750,000 shares to 1,350,000 shares; and

(c)	permit the Board to make grants to non-employee directors under the plan from time to time in its discretion;

7.	To approve: a grant of options (a) to the Company’s independent directors on May 22, 2007, and (b) to a new independent director on October 31, 2007, each as further described herein; and

8.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 20, 2008, the Company had 132,253,954 Common Shares issued and outstanding.

By Order of the Board of Directors

Christopher J. Margolin
Secretary

April 9, 2008

Berkeley, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or appoint a proxy by telephone or through the Internet.

XOMA LTD.

PROXY STATEMENT

TO THE SHAREHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda (“XOMA” or the “Company”), for use at the annual general meeting of shareholders to be held at Le Meridien Hotel, 333 Battery Street, San Francisco, California, on May 13, 2008, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on March 20, 2008, will be entitled to vote. On March 20, 2008, the Company had issued and outstanding 132,253,954 common shares, par value US$.0005 per share (“Common Shares”). Holders of Common Shares are entitled to one vote for each share held.

All registered shareholders can appoint a proxy by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the Broadridge Financial Services, Inc. online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in Broadridge’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Company intends to mail this proxy statement and make it available on the Internet on or about April 9, 2008.

SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Shares and regarding each director, each named executive officer and all directors and the named executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Percentages are calculated based upon shares outstanding plus shares which the holder has the right to acquire under stock options exercisable within 60 days. Unless otherwise indicated, amounts are as of March 20, 2008 and each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented in this proxy statement is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
OrbiMed Group(1)	13,233,869	10.0%
QVT Financial LP(2)	8,715,859	6.6%
Platinum Asset Management Limited(3)	8,447,433	6.4%
Barclays Global Investors NA(4)	7,158,923	5.4%
Galleon Group(5)	6,947,089	5.3%
James G. Andress(6)	122,500	*
William K. Bowes, Jr.(7)	158,069	*
J. David Boyle II(8)	109,142	*
John L. Castello(9)	1,090,560	*
Steven B. Engle(10)	500,000	*
Charles J. Fisher, Jr., M.D.(11)	113,600	*
Peter Barton Hutt(12)	135,600	*
Arthur Kornberg, M.D.(13)	31,000	*
Christopher J. Margolin(14)	378,021	*
Patrick J. Scannon, M.D., Ph.D.(15)	330,999	*
Robert S. Tenerowicz(16)	130,610	*
W. Denman Van Ness(17)	247,611	*
Patrick J. Zenner(18)	131,800	*
All named executive officers and directors as a group as of the record date (13 persons)(19)	3,479,512	2.6%

*	Indicates less than 1%.
(1)	As reported by the group comprised of OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly (collectively, the “OrbiMed Group”) on Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2008. Members of the OrbiMed Group are investment advisors and hold the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. None of such other persons have an interest in the securities whose ownership is reported on the Schedule 13G/A that relates to more than 5% of the class. Information is as of January 22, 2008.
(2)

As reported by QVT Financial LP on Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 6,780,535 Common Shares, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 751,222 Common Shares. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 1,184,102 Common Shares. QVT Financial has the power to direct the vote and disposition of the Common Shares held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 8,715,859 Common Shares, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of Common Shares reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of Common Shares owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 7,531,757 Common Shares. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the Common Shares owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all Common Shares owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. Information is as of December 31, 2007.

(3)	As reported by Platinum Asset Management Limited on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2008. Amount is as of December 31, 2007.
(4)	As reported by Barclays Global Investors, NA on behalf of itself and certain related funds on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. Amount is as of December 31, 2007.
(5)	As reported by the group comprised of Raj Rajaratnam, Galleon Management, L.P., and Galleon International Management, LLC (collectively, the “Galleon Group”) on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. Amount is as of December 31, 2007.
(6)	Includes 120,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, 35,500 of which are subject to shareholder approval.
(7)	Includes 127,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, 42,000 of which are subject to shareholder approval.
(8)	Includes 90,208 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(9)	Includes 36,890 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 925,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 26,980 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(10)	Includes 500,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 1,377 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(11)	Includes 113,600 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, all of which are subject to shareholder approval.
(12)	Includes 135,600 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, 95,600 of which are subject to shareholder approval.
(13)	Includes 11,000 Common Shares held by the estate of Arthur Kornberg, M.D. and 20,000 Common Shares held by the Arthur Kornberg Marital Trust.
(14)	Includes 302,292 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 28,465 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(15)	Includes 60,805 Common Shares held by The Patrick J. Scannon Separate Property Trust. Includes 216,667 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 28,928 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(16)	Includes 95,417 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 9,888 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(17)	Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 197,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, 127,000 of which are subject to shareholder approval.
(18)	Represents 131,800 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date, 69,300 of which are subject to shareholder approval.
(19)	Includes 2,955,084 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date, of which 483,000 are subject to shareholder approval. Does not include 95,638 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value and achievement of strategic corporate objectives. We attract and retain executives by benchmarking against companies in our industry of similar size and organizational structure to ensure that our compensation packages remain competitive. This practice is discussed in greater detail below under the heading “—Benchmarking.” When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at peer companies as well as the role the executive will play in our achieving near term and longer term goals. We also tie short and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on individual executives’ roles, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency and timely completion of undertakings.

Benchmarking

The Compensation Committee has retained the services of Radford Surveys + Consulting, an Aon Consulting Company, a consulting firm that specializes in the technology industries (the “Consultant”), to assist the Compensation Committee in evaluating the Company’s executive compensation program against the market.

The Consultant created a survey (the “Executive Compensation Survey”) which compared the Company’s executive pay levels to those of a peer group of 30 companies. The peer group consisted of (1) companies in late stage (Phase II/III) clinical trials working toward bringing a product to market, (2) companies with market values between $200 million and $800 million and (3) companies with 100 to 500 employees. The names of the companies that comprised the peer group are attached hereto as Appendix A. In preparing the Executive Compensation Survey, the Compensation Committee has relied on the Consultant to conduct its own research, compile its own survey data and provide a summary of such data relevant to the Compensation Committee’s decisions with respect to setting executive compensation levels.

As noted above, the Compensation Committee considers the various benchmarks (i.e., the 25th percentile, the 50th percentile and the 75th percentile) based on the Executive Compensation Survey and chooses a benchmark for a particular year based on the level it deems most appropriate for the Company. For 2008, the Compensation Committee chose the 50th percentile as the benchmark. This process is performed to ensure that total compensation is competitive within the industry and appropriate when certain levels of performance are achieved. If, based on this evaluation, the Compensation Committee determines that the Company’s current compensation levels are not competitive or are not appropriate, then the Compensation Committee may adjust the applicable compensation levels and targets accordingly.

As part of the benchmarking process, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties. The Compensation Committee considers the scope and complexity of incumbent positions within the Executive Compensation Survey and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the relative position of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies participating in the Executive Compensation Survey. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

Compensation Components

Base Salary.    The level of compensation paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including the biotechnology companies included in Appendix A) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Compensation Committee and by management in making its initial proposals to the Compensation Committee.

Long-Term Incentive Program.    The principal methods for long-term incentive compensation are the 1981 Share Option Plan (the “Option Plan”) and Restricted Share Plan (the “Restricted Plan”), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company’s key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company’s Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 4-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual’s position and contribution to the Company. For grants during 2007, the number of options granted were determined based on performance and perceived potential, the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

The Option Plan and Restricted Plan are described in greater detail below under the heading “Description of Option Plan and Restricted Plan.”

CICP.    In 2004, the Compensation Committee, the Board and the shareholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make the Chief Executive Officer’s (“CEO”) compensation more commensurate with that of industry peers and because the Compensation Committee believed that it was not appropriate to include the CEO in the Management Incentive Compensation Plan given the CEO’s active role in administering that plan.

Only our CEO is eligible to participate in the CICP, and depending on his or her performance and that of the Company, earn incentive compensation. The determination of the incentive compensation awarded for each fiscal year is as follows: The target award opportunity for the CEO is set at 50% of his or her base salary. As soon as practicable after the end of each fiscal year (the “Plan Period”), the Compensation Committee recommends to the Board and the Board determines whether and to what extent certain Company objectives have been met. For 2007, these objectives included the following: increasing total revenue to a target amount; reducing operating loss to a target amount; a year-end cash balance of a target amount; entering into new arrangements and revising certain existing arrangements; advancing proprietary products; accelerating product development; acquiring or constructing technologies, building capabilities and creating intellectual property that support strategic business goals; and maintaining effective financial and business controls (collectively, the “2007 Company Objectives”). For each Plan Period, unless 70% of the objectives for that Plan Period have been met, no incentive compensation will be awarded.

The incentive compensation is weighted based 70% on meeting Company objectives and 30% based on discretionary objectives. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%.

The performance of the CEO is rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation is generally made in February or March of the succeeding year after the Plan Period. The incentive awards granted through December 31, 2007 were comprised 50% of cash and 50% of common shares (based on the average market value of the common shares for the 10 trading days prior to the date of the award). The number of Common Shares paid was calculated after tax and other withholdings. All share issuances under the CICP are made pursuant to the Restricted Plan. Awards under the CICP granted after December 31, 2007, including the grant made in 2008 for performance in 2007, are payable entirely in cash.

For 2007, the Compensation Committee and the Board determined that each of Messrs. Castello and Engle had met a percentage of the 2007 Company Objectives in excess of the 70% minimum required by the CICP in order to make an award thereunder.

MICP.    Certain employees are also compensated through the Management Incentive Compensation Plan (the “MICP”), in which officers (other than the CEO) and employees who have the title of Senior Director, Director or Manager, as well as certain additional discretionary participants chosen by the CEO, are eligible to participate. Under the MICP, at the beginning of each fiscal year, the Board of Directors (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving its corporate objectives.

After each fiscal year, the Board of Directors and the Compensation Committee make a determination as to the performance of the Company and MICP participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which for 2007 included the 2007 Company Objectives. Awards to MICP participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the MICP.

Awards under the MICP granted after December 31, 2004 but on or before December 31, 2007 were made in one payment soon after the end of the relevant fiscal year and were payable half in cash and half in Common Shares. The number of Common Shares paid was calculated after tax and other withholdings. All share issuances under the MICP are made pursuant to the Restricted Plan. Awards under the MICP granted after December 31, 2007, including the grant made in 2008 for performance in 2007, are payable entirely in cash.

For 2007, the Compensation Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the MICP in order to make awards thereunder. For 2007, 122 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the “Summary Compensation Table” above other than Messrs. Castello and Engle.

Other Compensation.    The Company maintains broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, vision and dental insurance, a 401(k) plan and temporary housing and other living expenses for relocated employees.

Tax Treatment.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Compensation Committee believes, based on information currently available, that the Company’s options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Compensation Committee and the Company believe that the Company will not be denied any significant tax deduction for 2007. The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s former Chief Executive Officer, current Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers who were named executive officers of the Company as of December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation (4)	Total
Steven B. Engle*	2007	$202,760	$50,000	$0	$665,709	$112,472	N/A	$36,980	$1,067,921
(Chairman of the Board, Chief Executive Officer And President)	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

John L. Castello**	2007	$297,436	$0	$0	$539,013	$277,353	N/A	$71,746	$1,185,548
(Chairman of the Board, President and Chief Executive Officer)	2006	$500,000	$0	$68,505	$143,887	$144,745	N/A	$66,461	$923,598
	2005	$500,000	$0	$51,457	$413,353	$108,718	N/A	$41,036	$1,114,564

Patrick J. Scannon, M.D., Ph.D.	2007	$360,000	$0	$0	$92,072	$115,631	N/A	$17,269	$584,972
(Executive Vice President and Chief Biotechnology Officer)	2006	$360,000	$0	$26,136	$43,166	$55,224	N/A	$14,055	$498,581
	2005	$350,000	$0	$19,986	$137,068	$63,998	N/A	$13,309	$584,361

J. David Boyle II	2007	$283,000	$0	$0	$42,246	$94,337	N/A	$1,605	$421,188
(Vice President, Finance and Chief Financial Officer)	2006	$260,000	$0	$16,572	$41,955	$40,238	N/A	$1,233	$359,998
	2005	$223,519	$40,000	$14,804	$44,710	$36,556	N/A	$1,097	$360,686

Christopher J. Margolin	2007	$310,000	$0	$0	$131,568	$110,033	N/A	$29,890	$581,491
(Vice President, General Counsel and Secretary)	2006	$300,000	$0	$20,142	$57,021	$45,071	N/A	$27,881	$450,115
	2005	$290,000	$0	$23,255	$155,464	$68,830	N/A	$24,987	$562,536

Robert S. Tenerowicz	2007	$256,800	$0	$0	$38,908	$84,217		$93,748	$473,673
(Vice President, Operations)	2006	$247,000	$0	$15,596	$35,642	$40,041	N/A	$100,736	$439,015
	2005	$227,604	$0	$15,998	$47,040	$37,935	N/A	$213,943	$542,520

*	Mr. Engle was appointed to the positions of Chief Executive Officer and President effective August 3, 2007 and Chairman of the Board effective October 5, 2007.
**	Mr. Castello resigned from his positions as President and Chief Executive Officer effective August 3, 2007 and as Chairman of the Board effective October 5, 2007.
(1)	The amounts in this column paid to Mr. Boyle in 2005 and Mr. Engle in 2007 represent sign-on bonuses. The bonus amounts paid to Messrs. Castello and Engle under the Company’s CICP and the amounts paid to Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz under the Company’s MICP are represented in the amounts under Stock Awards for the portion paid in Company Common Shares and under Non-Equity Incentive Plan Compensation for the portion paid in cash. CICP and MICP awards are reported on an earned basis.
(2)	The amounts in these columns for 2007, 2006 and 2005 for Mr. Castello represent awards under the CICP reported on an earned basis in the following amounts: $277,353 paid in 2008 (relating to performance in 2007); $144,745 and 21,475 Common Shares paid in 2007 (relating to performance in 2006) and $108,718 and 30,376 Common Shares paid in 2006 (relating to performance in 2005). The amounts in these columns for Mr. Engle represent awards of $112,472 under the CICP reported on an earned basis relating to performance in 2007. The number of Common Shares issued is calculated based on the cash amount of the award net of taxes and other withholdings.

The amounts in these columns for 2007, 2006 and 2005 for Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz represent awards under the Company’s MICP in the following amounts: Dr. Scannon—$115,631 paid in 2008 (relating to performance in 2007); $55,224 and 8,193 Common Shares paid in 2007 (relating to performance in 2006); and $42,227 and 11,798 Common Shares paid in 2006 (relating to performance in 2005); and $21,771 paid in 2006 (relating to performance in 2003); Mr. Boyle—$94,337 paid in 2008 (relating to performance in 2007); $40,238 and 5,195 Common Shares paid in 2007 (relating to performance in 2006) and $36,556 and 8,739 Common Shares paid in 2006 (relating to performance in 2005); Mr. Margolin—$110,033 paid in 2008 (relating to performance in 2007); $45,071 and 6,314 Common Shares paid in 2007 (relating to performance in 2006); $49,137 and 13,728 Common Shares paid in 2006 (relating to performance in 2005); and $19,693 paid in 2006 (relating to performance in 2003); Mr. Tenerowicz—$84,217 paid in 2008 (relating to performance in 2007); $40,041 and 4,889 Common Shares paid in 2007 (relating to performance in 2006); and $37,935 and 9,444 Common Shares paid in 2006 (relating to performance in 2005). The number of Common Shares issued in each case is calculated based on the cash amount of the award net of taxes and other withholdings.

(3)	The option amounts were calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments.” The options granted October 31, 2007, per the Plan-Based Awards table below, with the exception of a 15,000 share option to Mr. Margolin, have a grant date value of $0 under SFAS 123(R). See Notes 1 and 5 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.
(4)	Amounts in this column for 2007, 2006 and 2005 include:

Mr. Castello—(a) financial services provided to Mr. Castello in the amount of $5,370, $6,875 and $4,176, respectively; (b) taxes paid by the Company on Mr. Castello’s behalf in the amounts of $1,671, $3,704 and $2,755, respectively; (c) life insurance premiums paid in each year in the amount of $18,000; (d) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $31,482 in 2007, $19,230 in 2006 and $1,923 in 2005; (e) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 1,933, 4,626 and 5,326 Common Shares, respectively; (f) group term life insurance premiums in the amount of $5,768, $8,652 and $5,182, respectively; and (g) a retirement gift in the amount of $2,877 in 2007.

Mr. Engle—(a) relocation in the amount of $20,080; (b) taxes paid by the Company on Mr. Engle’s behalf in the amounts of $11,173; (c) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amount of 1,377 Common Shares; (c) group term life insurance premium in the amount of $531; and (d) a miscellaneous gift in the amount of $509.

Dr. Scannon—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $2,769, $1,346 and $1,471, respectively; (b) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 3,011, 4,626 and 5,326 Common Shares, respectively; (c) group term life insurance premiums in the amount of $3,267, $2,709 and $2,838, respectively; and (d) miscellaneous gifts in the amount of $983 in 2007.

Mr. Boyle—(a) group term life insurance premiums in 2007, 2006 and 2005 in the amounts of $1,138, $1,233 and $1,097, respectively; and (b) a miscellaneous gift in the amount of $467 in 2007.

Mr. Margolin—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $14,230, $13,769 and $13,308, respectively; (b) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 3,011, 4,626 and 5,326 Common Shares, respectively; (c) group term life insurance premiums in the amounts of $3,386, $4,112 and $2,679, respectively; and (d) miscellaneous gifts in the amount of $2,023 in 2007.

Mr. Tenerowicz—(a) forgiveness of loan in the amounts of $61,132, $40,166 and $41,055, respectively; (b) relocation in the amounts of $14,389, $19,056 and $89,620, respectively; (c) taxes paid by the Company on Mr. Tenerowicz’s behalf in the amounts of $7,364, $32,369 and $75,810, respectively; (d) cash payments in lieu of earned vacation and/or personal holidays in the amount of $1,900 in 2007 and $1,130 in 2006; (e) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 2,277, 3,469 and 4,142 Common Shares, respectively; (f) group term life insurance premiums in the amounts of $746, $515 and $458, respectively; and (g) a miscellaneous gift in the amount of $467 in 2007.

Company Common Shares contributed under the Company’s Deferred Savings Plan were valued in 2007, 2006 and 2005 at fiscal year-end formula prices of $3.404, $2.162 and $1.690, respectively, per share.

PLAN-BASED AWARDS

The following table contains information concerning the grant of awards to our named executive officers under any plan during or with respect to 2007.

Name(a)	Grant Date (b)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)		Grant Date Fair Value of Stock and Option Awards ($/Sh) (3)(4)
		Thres- hold ($) or (#)(c)	Target ($) or (#)(d)	Maximum ($) or (#)(e)	Thres- hold ($) or (#)(f)	Target ($) or (#)(g)	Maximum ($) or (#)(h)
Steven B. Engle	08-03-2007 08-03-2007 10-31-2007 02-21-2008	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	500,000 2,100,000 1,500,000 225,000	$ $ $ $	5.00 2.17 3.67 2.71	$ $ $ $	443,900 2,727,480 0 0

John L. Castello	02-21-2007 03-15-2007 08-03-2007	— — —	— — —	— — —	— — —	— — —	— — —	— 21,475 —	150,000 — 150,000	$ $	3.39 — 2.17	$ $ $	328,230 68,505 194,820

Patrick J. Scannon,
M.D., Ph.D.	02-21-2007 03-15-2007 10-31-2007 02-21-2008	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 8,193 — —	40,000 — 400,000 80,000	$ $ $	3.39 — 3.67 2.71	$ $ $ $	87,528 26,136 0 0

J. David Boyle II	02-21-2007 03-15-2007 10-31-2007 02-21-2008	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 5,195 — —	40,000 — 650,000 80,000	$ $ $	3.39 — 3.67 2.71	$ $ $ $	87,528 16,572 0 0

Christopher J. Margolin	02-21-2007 03-15-2007 10-31-2007 10-31-2007 02-21-2008	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	— 6,314 — — —	40,000 — 15,000 265,000 80,000	$ $ $ $	3.39 — 3.67 3.67 2.71	$ $ $ $ $	87,528 20,142 32,529 0 0

Robert S. Tenerowicz	02-21-2007 03-15-2007 10-31-2007 02-21-2008	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 4,889 — —	40,000 — 380,000 80,000	$ $ $	3.39 — 3.67 2.71	$ $ $ $	87,528 15,596 0 0

(1)	The options granted February 21, 2007 were granted as part of a review of 2006 performance. The options granted February 20, 2008 were granted as part of a review of 2007 performance.
(2)	Common Shares in this column represent the portion of an award for Mr. Castello under the CEO Incentive Compensation Plan and for Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz awards under the Company’s Management Incentive Plan (see Summary Compensation Table, Stock Awards).
(3)	The option amounts were calculated using the provisions of SFAS 123(R), “Share-based Payments.” See Notes 1 and 5 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. Options granted October 31, 2007 and February 21, 2008, with the exception of the 15,000 Common Share option granted to Mr. Margolin on October 31, 2007, are subject to shareholder approval of an increase in the shares to the 1981 Share Option Plan and Restricted Share Option Plan and grant date fair value will be determined on the date of shareholder approval.
(4)	Fair value of the March 15, 2007 share awards is calculated using $3.19 per share, which is the formula price used to calculate the number of shares representing each net cash award.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2007

The following table provides information as of December 31, 2007 regarding unexercised options and restricted common share awards held by each of our named executive officers.

	Option Awards						Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)(d)	Option Exercise Price ($)(e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Steven B. Engle	500,000 0 0	0 2,100,000 1,500,000	0	$ $ $	5.0000 2.1700 3.6700	08-03-2017 08-03-2017 10-31-2017	0	0	0	0

John L. Castello	50,000 50,000 50,000 75,000 50,000 100,000 100,000 100,000 100,000 150,000 150,000	0 0 0 0 0 0 0 0 0 0 0	0	$ $ $ $ $ $ $ $ $ $ $	5.0000 3.5625 9.7500 8.6250 10.1600 3.3300 5.7700 1.4000 1.6800 3.3900 2.1700	02-25-2008 02-24-2009 02-23-2010 02-21-2011 02-20-2012 02-26-2013 02-25-2014 02-23-2015 02-28-2016 02/21/2017 08/03/2017	0	0	0	0

Patrick J. Scannon,
M.D., Ph.D.	25,000 30,000 25,000 25,000 25,000 30,000 30,000 21,250 13,750 0 0	0 0 0 0 0 0 0 8,750 16,250 40,000 400,000	0	$ $ $ $ $ $ $ $ $ $ $	5.0000 3.5625 9.7500 8.6250 10.1600 3.3300 5.7700 1.4000 1.6800 3.3900 3.6700	02-25-2008 02-24-2009 02-23-2010 02-21-2011 02-20-2012 02-26-2013 02-25-2014 02-23-2015 02-28-2016 02-21-2017 10-31-2017	0	0	0	0

J. David Boyle II	36,548 18,125 13,750 0 0	13,542 11,875 16,250 40,000 650,000	0	$ $ $ $ $	2.4000 1.8100 1.6800 3.3900 3.6700	01-04-2015 07-20-2015 02-28-2016 02-21-2017 10-31-2017	0	0	0	0

Christopher J. Margolin	25,000 30,000 10,000 25,000 25,000 25,000 25,000 40,000 10,000 30,000 21,250 13,542 13,750 0 15,000	0 0 0 0 0 0 0 0 0 0 8,750 11,458 16,250 40,000 0 265,000	0	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	5.0000 3.5625 7.5000 5.3125 9.7500 8.6250 10.1600 3.3300 3.9200 5.7700 1.4000 1.7800 1.6800 3.3900 3.6700 3.6700	02-25-2008 02-24-2009 07-13-2019 01-21-2010 02-23-2010 02-21-2011 02-20-2012 02-26-2013 04-10-2013 02-25-2014 02-23-2015 10-25-2015 02-28-2016 02-21-2017 10-31-2017 10-31-2017	0	0	0	0

Robert S. Tenerowicz	38,542 21,250 13,750 0 0	11,458 8,750 16,250 40,000 380,000	0	$ $ $ $ $	2.0900 1.4000 1.6800 3.3900 3.6700	11-15-2014 02-23-2015 02-28-2016 02-21-2017 10-31-2017	0	0	0	0

(1)	With the exception of the 15,000 share option granted to Mr. Margolin on October 31, 2007, all options granted on October 31, 2007 and February 21, 2008 are subject to shareholder approval of an increase in shares to the applicable option plan.

The following table contains information concerning the grant of options under the Company’s option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights (“SARs”) were granted during the last fiscal year and none were held at the end of the fiscal year.

OPTION EXERCISES AND SHARE VESTED TABLE

The following table sets forth the number of common shares acquired upon exercise of options by each named executive officer during 2007 and the number of restricted common shares held by each named executive officer that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Steven B. Engle	0	$0	0	$0
John L. Castello	0	$0	0	$0
Patrick J. Scannon M.D., Ph.D	0	$0	0	$0
J. David Boyle	0	$0	0	$0
Christopher J. Margolin	0	$0	0	$0
Robert S. Tenerowicz	0	$0	0	$0

PENSION BENEFITS

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

NON-QUALIFIED DEFERRED COMPENSATION

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company had previously entered into an employment agreement with Mr. Castello, dated as of July 7, 2006, that provided for his employment as President and CEO at a salary of $500,000 per year. In connection with the employment agreement Mr. Castello was also entitled to receive all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Castello would have been entitled to his then current base salary and benefits for eighteen months. On August 3, 2007, the Company entered into a consulting agreement with Mr. Castello pursuant to which he agreed to provide consulting services as requested by Mr. Engle through December 31, 2007 and for which Mr. Castello was compensated at a rate of 40% of his most recent salary for the period covered by the agreement. The consulting agreement superseded all existing agreements between the Company and Mr. Castello, including Mr. Castello’s employment agreement and change of control severance agreement.

The Company has entered into an employment agreement with Mr. Engle, dated as of August 3, 2007, that provides for Mr. Engle’s employment as CEO and President at a salary of not less than $495,000 per year. Under the employment agreement, Mr. Engle is entitled to participate in any benefit plan for which key executives are eligible, including the CICP. Upon termination of his employment for any reason other than cause or upon his resignation for good reason, Mr. Engle will be entitled to a severance payment equal to one and one-half times his then current base salary and pro-rated target bonus for the then current fiscal year and benefits for eighteen months, as well as outplacement services for twelve months not to exceed $15,000 in value. The employment agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless notice of non-extension of the term is given by either party.

The Company has entered into an employment agreement with Dr. Scannon, dated as of August 14, 2007, that provides for his employment as Executive Vice President and Chief Biotechnology Officer at a salary of $360,000 per year. Under the agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Dr. Scannon will be entitled to his then current base salary, pro-rated target bonus and benefits for nine months. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Margolin, dated as of August 14, 2007, that provides for his employment as Vice President, General Counsel and Secretary at a salary of not less than $310,000 per year. Under the agreement, Mr. Margolin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Margolin will be entitled to his then current base salary, pro-rated target bonus and benefits for nine months. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Boyle, effective as of August 14, 2007, that provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $283,000 per year. Under the agreement, Mr. Boyle is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Boyle will be entitled to his then current base salary, pro-rated target bonus and benefits for nine months. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Tenerowicz, effective as of August 14, 2007, that provides for his employment as Vice President, Operations at a salary of not less than $256,800 per year. Under the agreement, Mr. Tenerowicz is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Tenerowicz will be entitled to his then current base salary, pro-rated target bonus and benefits for nine months. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Certain Other Payments Upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the shareholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all the options may be exercised immediately upon such Involuntary Termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to sixty (60) months or the remainder of the maximum term of the Options (or such shorter period of time to avoid the application of Section 409A of the Code). The Options shall continue to be subject to all other terms and conditions of the Company’s share option plans and the applicable option agreements between the Employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, the named executive officer will immediately become entitled to participate in a twelve (12) month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed fifteen thousand dollars ($15,000).

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to between 1.5 and 2.0 times the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination, plus (B) an amount equal to between 1.5 and 2.0 times the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, (A) the Company shall make available and pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

DIRECTOR COMPENSATION

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly situated directors at peer companies.

The Compensation Committee has retained the services of the Consultant to assist in evaluating the Company’s director compensation program against the market. The Consultant created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. In preparing the Director Compensation Survey, the Compensation Committee has relied on the Consultant to conduct its own research, compile its own survey data and provide a summary of such data relevant to the Compensation Committee’s decisions with respect to setting director compensation levels. The benchmarking process for director compensation used by the Compensation Committee based on the Director Compensation Survey is substantially similar to the process for evaluating executive compensation described above under “Compensation Discussion and Analysis.”

The table below sets forth the non-employee director compensation for 2007:

Name	Fees Earned ($)(1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation	Total
James G. Andress	$44,831	$0	$20,883	$0	$0	$0	$65,714
William K. Bowes, Jr.	$48,081	$0	$20,883	$0	$0	$0	$68,964
Charles J. Fisher, Jr., M.D.	$8,048	$0	$28,968	$0	$0	$0	$37,016
Peter Barton Hutt	$41,831	$0	$20,883	$0	$0	$0	$62,714
Arthur Kornberg, M.D.	$14,000	$0	$20,883	$0	$0	$0	$14,000
W. Denman Van Ness	$60,081	$0	$20,883	$0	$0	$0	$80,964
Patrick J. Zenner	$46,331	$0	$20,883	$0	$0	$0	$67,214
TOTAL	$263,203	$0	$133,383	$0	$0	$0	$396,586

(1)	Amounts in this column represent the total amount of quarterly retainers for 2007 and fees for attendance at Board of Directors and Committee meetings from October 1, 2006 through September 30, 2007 (see Director Compensation Policy).
(2)	The option amounts were calculated using the provisions of SFAS 123(R), “Share-based Payments.” See Notes 1 and 5 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the award to Dr. Fisher on July 25, 2007, computed in accordance with SFAS 123(R), is $28,968. The 20,000 share option granted to Dr. Fisher on October 31, 2007 is subject to shareholder approval and has no grant date value in accordance with SFAS 123(R). Of the 12,000 share options granted to directors Andress, Bowes, Hutt, Van Ness and Zenner on re-election on May 22, 2007, 2,000 shares of each share option are subject to shareholder approval. The full grant date value of each award is based on 10,000 shares and, computed in accordance with SFAS 123(R), is $20,883. As of December 31, 2007, the aggregate option awards outstanding for each director, including options subject to approval, were as follows: Mr. Andress—87,000; Mr. Bowes—87,000; Dr. Fisher—40,000; Mr. Hutt—42,000; Dr. Kornberg—0; Mr. Van Ness—72,000 and Mr. Zenner—64,500.

Director Compensation Policy

In 2007, each non-employee director received a quarterly retainer of $5,000, $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended telephonically, $2,000 to the committee chair and $1,000 to other members of the committee for each committee meeting attended in person or telephonically, and $500 for each other telephonic meeting. Beginning in 2008, the retainer and meeting fees for any director serving as chairman of any committee of the Board of Directors and/or as Lead Independent Director will be increased by the Applicable Multiple. “Applicable Multiple” means (1) 1.3, in the case of the chairman of the Audit Committee, (2) 1.2, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee and (3) 1.5, in the case of the Lead Independent Director, except that if an individual is serving in more than one of these capacities, the Applicable Multiple will be cumulative, such that, for example, the Applicable Multiple for an individual serving as both chairman of the Compensation Committee and as Lead Independent Director would be 1.7.

Additionally, each non-employee director is granted options to purchase 20,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the “Directors Plan”) upon initial election to the Board of Directors and, in 2007, was annually granted an option to purchase 12,000 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant. See Item 6 for certain proposed amendments to the Director Plan. In 2007, all non-employee directors, with the exception of Dr. Fisher, were granted an option to purchase 12,000 Common Shares (the grant of 2,000 Common Shares of which is subject to shareholder approval) at an exercise price of $3.42 per share. Dr. Fisher was granted an initial option of 20,000 Common Shares at an exercise price of $2.42 and an additional option of 20,000 Common Shares (the grant of which is subject to shareholder approval) at an exercise price of $3.67.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of three independent directors. Following review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

W. Denman Van Ness

William K. Bowes, Jr.

Charles J. Fisher, Jr., M.D.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The seven candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company. Mr. Castello retired in 2007. Mr. Andress passed away on March 11, 2008.

NOMINEES TO BOARD OF DIRECTORS

Name	Title	Age
Steven B. Engle	Chairman of the Board, Chief Executive Officer and President	53
Patrick J. Scannon, M.D., Ph.D.	Executive Vice President, Chief Biotechnology Officer and Director	60
William K. Bowes, Jr.	Director	81
Charles J. Fisher, Jr., M.D.	Director	61
Peter Barton Hutt	Director	73
W. Denman Van Ness	Director	65
Patrick J. Zenner	Director	61

Mr. Engle became Chief Executive Officer and President in August of 2007 and Chairman of the Board in October of 2007. Mr. Engle is a seasoned executive with over 25 years of executive experience in the biotechnology and pharmaceutical industries. He previously served as Chairman of the Board and Chief Executive Officer of La Jolla Pharmaceutical Company, a publicly-held biopharmaceutical company focused on the research and development of therapeutic products for autoimmune and antibody-mediated diseases. Prior to joining La Jolla, he held executive-level positions at Cygnus Therapeutic Systems, a developer of drug delivery systems, and Micro Power Systems, Inc., a manufacturer of high technology products, including medical devices. He began his professional career with the Strategic Decisions Group and the Stanford Research Institute. Mr. Engle is a graduate of the University of Texas with B.S. and M.S. degrees in Biomedical Engineering.

Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Executive Vice President and Chief Biotechnology Officer in May of 2006. He served as Chief Scientific and Medical Officer from March of 1993 until May of 2006. He served as President of the Company from its formation until April of 1992 and as Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

Mr. Bowes has been a director since February of 1986 and has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is also a director of one private company.

Dr. Fisher is Chief Medical Officer and Executive Vice President of Clinical and Regulatory Affairs at Cardiome Pharma Corp. He has more than 20 years of leadership experience in clinical research and drug development and, during his earlier academic career, served as Principal Investigator of numerous clinical trials. Prior to Cardiome Pharma Corp., Dr. Fisher was divisional Vice President of Global Pharmaceutical Development at Abbott Laboratories Limited, responsible for the global development of pharmaceuticals, biologics and drug coated medical devices. Prior to Abbott Laboratories Limited, he was an Executive Director and Clinical Research Fellow at Eli Lilly & Co, where he led the scientific team in the development and regulatory approval of Xigris(r) (drotrecogin alfa (activated)) for the treatment of severe sepsis. Dr. Fisher also held professor and director positions at numerous academic institutions before joining industry, including the University of Manitoba, the University of California at Davis Medical Center, Case Western Reserve University and the Cleveland Clinic Foundation where he was Professor and Head of Critical Care Medicine. Dr. Fisher is a Fellow of the American College of Physicians, American College of Chest Physicians, American College of Critical Care Physicians, American College of Emergency Physicians, and the American Academy of Emergency Medicine. He obtained his medical degree from Michigan State University. He completed his internship and residency at the University of California, UC Davis Medical Center and fellowship training at the University of Manitoba.

Mr. Hutt, former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt serves on a wide variety of academic and advisory boards, including the Institute of Medicine (IOM) of the National Academy of Sciences (NAS) and the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Additionally, he serves as Legal Counsel to the Society of Risk Analysis as well as the American College of Toxicology. Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University. Mr. Hutt currently serves as a director of CV Therapeutics, Inc., Favrille, Inc., Introgen Therapeutics, Inc., Ista Pharmaceuticals, and Momenta Pharmaceuticals.

Mr. Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Mr. Zenner has been a director since May of 2002. Mr. Zenner retired in 2001 as Chief Executive Officer of Hoffman-LaRoche Inc.-North America after 32 years with that company. Mr. Zenner currently serves on the Boards of Arqule, Inc., Curagen Corporation, Exact Sciences Corporation, Geron Corporation, Sciele Pharma, Inc. and West Pharmaceutical Services. For part of 2005 and 2006, Mr. Zenner was interim Chief Executive Officer of Curagen Corporation, and he is presently interim Chief Executive Officer of Exact Sciences Corporation. He is also a trustee of Creighton University and chairman of the Board of Trustees of Farleigh Dickinson University.

Executive Officers

Mr. Engle and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

J. David Boyle II is Vice President, Finance and Chief Financial Officer of the Company and is acting head of the Company’s Proprietary Products business unit. Mr. Boyle joined the Company in January of 2005 as Vice

President, Financial Operations and became Vice President, Finance and Chief Financial Officer in July of 2005. From March of 2002 to January of 2005, Mr. Boyle was Director, Finance and later Vice President, Finance at Polycom, Inc. From 1999 to February of 2002, Mr. Boyle served as Director, Business Development at Intel Corporation and from 1996 to 1999 was Executive Vice President and Chief Financial Officer at Salix Pharmaceuticals, Ltd. Before joining Salix, Mr. Boyle spent five years with Serono, S.A. in Switzerland and the United States, most recently as Vice President, Finance and Administration for North America.

Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company and heads the Company’s Technology Licensing business unit. During his time with the Company, Mr. Margolin has been responsible for the legal and intellectual property function and, at various times, the business development, human resources and licensing functions. Prior to joining us in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

Robert S. Tenerowicz is Vice President, Operations and heads the Company’s Biodefense business unit. Mr. Tenerowicz joined the Company in December 2004 and is responsible for the Company’s project and alliance management, process development, manufacturing, and materials management/purchasing functions. Before joining the Company, Mr. Tenerowicz was vice president of manufacturing and project management at GenVec, Inc. He has been working in the biotechnology industry since 1985 and brings over 20 years of biotechnology industry and product development experience which includes his time working for GenVec, Abgenix, Cell Genesys, and Genentech. Mr. Tenerowicz holds a B.S. in Physiology from the University of California at Davis and an MBA in Operations Management from Golden Gate University and is a member of the Keck Graduate Institute’s Amgen Bioprocessing Center Advisory Board.

BOARD MATTERS

Board Meetings

During the fiscal year ended December 31, 2007, the Board of Directors held 12 meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Each of Dr. Fisher and Messrs. Bowes, Hutt, Van Ness and Zenner is “independent” as defined in the listing standards of The Nasdaq Stock Market. Directors are encouraged to attend the Company’s annual general meetings of shareholders where practicable. All of the current directors attended last year’s annual general meeting of shareholders.

The Board of Directors has standing audit, compensation and nominating & governance committees.2

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Van Ness, Bowes and Fisher, held two meetings during 2007. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board of Directors by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee, currently consisting of Messrs. Bowes, Hutt and Van Ness, held five meetings during 2007. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company’s annual general meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Shareholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our bye-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths.

The Board of Directors and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee and one or more of the Company’s other directors interview candidates, and the committee selects nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing the Company’s accounting practices and systems of internal accounting controls. In 2007, this committee consisted of Messrs. Andress, Van Ness and Zenner and held six meetings during 2007. Mr. Andress passed away on March 11, 2008. It is anticipated that a replacement for Mr. Andress will be selected not later than the Board of Directors meeting immediately following the annual general meeting of shareholders. Each member of the Audit Committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Zenner is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the Securities and Exchange Commission, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•	regularly met privately with the independent auditors, who have unrestricted access to the committee;

•	recommended the appointment of the independent auditors and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

W. Denman Van Ness

Patrick J. Zenner

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of its Audit Committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditors for 2008. Ernst & Young has been acting as the Company’s independent auditors since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2006 and 2007 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $770,808 and $826,289, respectively.

Audit-Related Fees.    There were no audit-related fees billed in either of the 2006 or 2007 fiscal years other than the services provided in the preceding paragraph.

Tax Fees.    There were no fees billed in either of the 2006 or 2007 fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning.

All Other Fees.    The aggregate fees billed in each of the 2006 or 2007 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs were $0 and $67,192, respectively.

The Audit Committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young’s fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote “FOR” the appointment of Ernst & Young as the Company’s independent auditors for the 2008 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young’s fee.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

ITEM 3—RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company’s audited financial statements for fiscal year 2007 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

ITEM 4—AMENDMENTS TO OPTION PLAN AND RESTRICTED PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Option Plan and the Restricted Plan to increase the number of Common Shares issuable over the terms of the plans by 11,000,000 shares to 25,600,000 shares in the aggregate.

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Option Plan and the Restricted Plan to increase the number of shares for which options or share appreciation rights may be granted under such plans for any one individual from 1,000,000 to 7,000,000.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the Option Plan and the Restricted Plan to (a) increase the number of shares issuable over the term of the plans by 11,000,000 shares to 25,600,000 shares in the aggregate and (b) increase the number of shares for which options or share appreciation rights may be granted under the plans for any one individual from 1,000,000 to 7,000,000. As part of the Company’s new product-based strategy, the Board of Directors anticipates that the Company will need more options to attract and properly incentivize outstanding employees. The Board of Directors believes that approval of the proposed amendments is in the best interests of the Company, its shareholders and its employees and unanimously recommends a vote “FOR” approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Option Plan and the Restricted Plan are summarized below under “Description of Option Plan and Restricted Plan.”

ITEM 5—AMENDMENT TO RESTRICTED PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Restricted Plan to increase the number of Common Shares issuable over the term of the plan by 500,000 shares (which shares will come out of the 11,000,000 share increase referred to in item 4 above) to 2,750,000 shares in the aggregate.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the Restricted Plan to increase the number of shares issuable over the term of the Restricted Plan by 500,000 shares to 2,750,000 shares in the aggregate. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Restricted Plan are summarized below under “Description of Option Plan and Restricted Plan.”

DESCRIPTION OF OPTION PLAN AND RESTRICTED PLAN

Background

The Option Plan and the Restricted Plan (the “Plans”) are designed to encourage equity ownership of the Company by the employees who are primarily responsible for its management, growth and financial success, to align the interests of such employees with those of the Company’s shareholders and to assist the Company in attracting and retaining the services of such employees (see “Compensation Discussion and Analysis” above).

This summary does not purport to be a complete description of the Option Plan or the Restricted Plan. Copies of actual plan documents may be obtained by contacting the Secretary of the Company. The essential features of the Plans are summarized below.

Description of Option Plan

Of the 14,600,000 Common Shares currently authorized for issuance under the Option Plan and the Restricted Plan, approximately 2,338,702 shares had been issued upon the exercise of options granted under the Option Plan, 9,242,825 shares were subject to outstanding options under the Option Plan, and 1,088,351 shares were available for issuance under future option grants to be made under the Option Plan, as of the close of business on March 20, 2008. Also as of March 20, 2008, an additional 8,238,000 shares were subject to outstanding options granted subject to shareholder approval of Items 4 and 5 of this proxy statement. The expiration dates for all such outstanding options range from September 3, 2008 (at the earliest) to March 3, 2018 (at the latest).

The Common Shares issuable over the term of the Option Plan will be made available from authorized but unissued Common Shares. Each option will have an exercise price per share of not less than 100% of the fair market value per Common Share on the date of grant. The Option Plan’s term expires on November 15, 2011.

Description of Restricted Plan

Of the 2,250,000 Common Shares currently authorized for issuance under the Restricted Plan (subject to the limitation that not more than 14,600,000 shares may be issued in the aggregate under the Restricted Plan and the Option Plan), approximately 1,376,222 shares had been granted subject to shareholder approval and/or issued either upon the exercise of granted options or the direct issuance of shares under the Restricted Plan, 553,900 shares were subject to outstanding options under the Restricted Plan, and, prior to approval of Items 4 and 5 of this proxy statement, 319,878 shares were available for issuance under future option grants or direct issuances to be made under the Restricted Plan, as of the close of business on March 20, 2008. The expiration dates for all such outstanding options range from May 20, 2008 (at the earliest) to August 3, 2017 (at the latest).

The Restricted Plan authorizes the grant of options to purchase Common Shares (the “Option Grant Program”) as well as direct Common Share issuances (the “Share Issuance Program”). Such shares will be made available from authorized but unissued Common Shares.

Each option granted under the Option Grant Program will have an exercise price of not less than 100% of fair market value per Common Share on the date of grant. The purchase price for shares issued under the Share Issuance Program may not be less than 100% of fair market value per Common Share on the issuance date, which value will be discounted if such shares are subject to the Company’s right of first refusal described below. The Restricted Plan’s term expires on November 15, 2011.

Provisions Common to Both Plans

Key employees (including officers and directors) of the Company (or its subsidiaries) who provide valuable services to the Company (or its subsidiaries) are eligible to participate in the Plans (each, a “Participant”). Directors who are not employees of the Company are not eligible to participate in either Plan.

The Plans provide that each such plan will be administered by either the full Board of Directors or, if appointed by the Board, a committee thereof comprised of at least two “Non-Employee Directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as such term is interpreted from time to time. Currently, the Compensation Committee administers the Plans as each relates to individuals other than directors, officers or ten-percent shareholders of the Company. The Compensation Committee’s authority to grant options under the Plans and to issue shares under the Restricted Plan is limited to 15,000 shares per individual. In all other respects, the Plans are administered by the Board.

The Board and, with respect to individuals who are not directors, officers or ten-percent shareholders of the Company, the Compensation Committee (the “Plan Administrators”) are authorized (subject to the provisions of the Plans) to establish such rules and regulations as they may deem appropriate for the proper administration of the Plans. Each option, whether granted under the Option Plan or the Option Grant Program of the Restricted Plan, will be exercisable at such times, during such period or periods, and for such number of shares as the relevant Plan Administrator determines. No such granted option may have a term in excess of ten years from the grant date.

The number of Common Shares for which options or SARs may be granted to any Participant under the Option Plan or the Option Grant Program or which may be issued to any Participant under the Share Issuance Program is currently limited to not more than 1,000,000 during any calendar year.

Exercise of Options.    The exercise price of options granted under either plan will be immediately due upon exercise of the option and may be paid (i) in cash; (ii) in Common Shares having a fair market value on the date the option is exercised equal to the option price; (iii) in a combination of cash and Common Shares valued at fair market value on the day the option is exercised; or (iv) through a broker-dealer sale and remittance procedure pursuant to which shares acquired under the option are sold immediately and there is paid to the Company, out of the sale proceeds, an amount equal to the option price for the acquired shares plus all applicable withholding taxes. For all purposes of valuation under either of the Plans, the fair market value of the Common Shares on any relevant date will be the closing sale price per Common Share, as reported for such date through The Nasdaq Stock Market.

The relevant Plan Administrator may also assist any optionee (other than a director) in the exercise of an option by authorizing a loan from the Company, by permitting the optionee to pay the option price in installments over a period of years or by authorizing a guarantee by the Company of a third party loan to the optionee, the terms and conditions of which will be established by the relevant Plan Administrator in its sole discretion. However, the maximum credit available to the optionee may not exceed the option price payable for the purchased shares, plus any tax liability.

Transfer.    The Plans provide that non-qualified options granted thereunder may be granted on terms permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members) in certain circumstances.

Termination of Employment.    Should an optionee under either Plan cease to be an employee or consultant of the Company for any reason (other than death, certain retirements, termination for cause or unauthorized disclosure, as described below), such optionee (or its permitted transferee) will not have more than a twelve (12) month period (or such shorter period as set forth in the option agreement) following the date of such cessation of status in which to exercise any outstanding options. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of death, the options will become fully exercisable and shall remain exercisable for a twelve (12) month period following the date of death. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of retirement at or after age fifty-five (55) and where optionee’s age plus service exceed seventy (70), the options will become fully exercisable, and, in the case of the Restricted Plan shall remain exercisable for a twelve (12) month period following such retirement, or in the case of the Option Plan shall remain exercisable for the full option term as if the optionee had continued in employment. In all of the cases above, under no circumstances may any options be exercised after the specified expiration date of the option term. Should an optionee be terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets), or should an optionee make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets, then all outstanding options shall immediately terminate and cease to be exercisable.

Share Appreciation and Repurchase Rights.    The Option Plan and the Option Grant Program each include a share appreciation right (“SAR”) feature whereby the relevant Plan Administrator has the authority to grant one or more optionees the right, exercisable upon such terms and conditions as such Plan Administrator deems appropriate, to surrender all or part of an unexercised option and to receive in exchange therefor an amount equal to the excess of (i) the fair market value (on the date of surrender) of the number of vested shares for which the surrendered option is at the time exercisable over (ii) the aggregate option price payable for such vested shares, payable in Common Shares valued at fair market value on the date of surrender, in cash, or partly in shares and partly in cash. To date, no SARs have been granted.

Acceleration of Options.    Pursuant to certain corporate transactions, including: a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity; the sale, transfer or other disposition of all or substantially all of the assets of the Company; or any other business combination in which 50% or more of the Company’s outstanding voting shares is transferred to different holders in a single transaction or a series of related transactions, all options at the time outstanding and not then otherwise fully exercisable will immediately, prior to the specified effective date of such corporate transaction, become fully exercisable for up to the total number of Common Shares purchasable thereunder unless the options are assumed by the successor entity or replaced with comparable options of the successor entity.

Amendment.    The Plans permit the grant of options to purchase Common Shares in excess of the number of shares then available for issuance. Any option so granted cannot be exercised prior to shareholder approval of an amendment increasing the number of shares available for issuance under the Option Plan or the Restricted Plan, as the case may be.

The Board has full power and authority to amend or modify the Plans in any or all respects, except that no such amendment or modification may, without the consent of the option holders, adversely affect rights and obligations with respect to options at the time outstanding under either of the Plans, nor adversely affect the rights of any individual with respect to the Common Shares issued pursuant to the Restricted Plan prior to such action, and the Board may not, without the approval of the Company’s shareholders, (i) increase the maximum number of shares issuable under the Option Plan or the Restricted Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization, (ii) materially increase the benefits accruing to Participants in the Plans or (iii) materially modify the eligibility requirements for participation therein.

Description of Share Issuance Program

Common Shares will be issued to eligible individuals under the Share Issuance Program upon such terms and conditions and for such numbers of shares as are determined by the relevant Plan Administrator and may be fully vested upon issuance or may vest over such period of time as such Plan Administrator deems appropriate. Shares may be issued under the Share Issuance Program for such consideration as the relevant Plan Administrator may from time to time determine, provided that in no event may shares be issued for consideration other than (i) cash or cash equivalents; (ii) Common Shares valued at fair market value; (iii) the promissory note of the purchaser payable to the Company’s order, which may be subject to cancellation by the Company in whole or in part upon such terms or conditions as the Plan Administrator may determine; or (iv) payment effected through a broker-dealer sale and remittance procedure.

If a Participant is issued shares under the Share Issuance Program which are not fully vested at the time of issuance, then such shares will be subject to certain repurchase rights of the Company, exercisable in the event the individual ceases to retain his/her employee or service status for any reason, and will allow the Company to repurchase the Participant’s unvested shares at the lesser of (i) the original purchase price paid by such individual or (ii) if such shares are subject to the Company’s first refusal rights, the fair market value of such shares appropriately discounted for the Company’s first refusal rights. The vesting schedule applicable to each issuance will be determined by the relevant Plan Administrator at the time of issuance. The relevant Plan Administrator may accelerate the vesting of the issued shares, in whole or in part, at the time of the participant’s termination.

The issued shares may, in the discretion of the relevant Plan Administrator, be subject to a permanent right of first refusal. Prior to any sale or other disposition of the shares subject to such right, the Participant must first offer to sell the shares to the Company (or its assigns) at a price equal to the difference between the fair market value of the shares on the date of repurchase (determined in accordance with the normal valuation provisions of the Restricted Plan, without regard to the Company’s permanent right of first refusal) and the price differential determined by the relevant Plan Administrator at the time of issuance.

Common Shares previously issued pursuant to the MICP and the CICP were issued under the Share Issuance Program.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the Plans. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. The summary does not address any foreign, state or local tax consequences of participation in the Plans.

Share Options.    In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of Common Shares acquired on the exercise of such option depend on whether the option is an incentive stock option or a non-qualified stock option.

Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary taxable income equal to the excess of the fair market value of the Common Shares received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

Generally, a Participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an incentive stock option granted under the Option Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the Option Plan will be treated as a non-qualified stock option to the extent it (together with other incentive stock options granted to the Participant by the Company) first becomes exercisable in any calendar year for Common Shares having a fair market value, determined as of the date of grant, in excess of $100,000.

If Common Shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If Common Shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the Participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the Common Shares at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the Common Shares have been held. Where Common Shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the Common Shares have been held.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the Participant, it would result in an increase in the Participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

If an option is exercised through the use of Common Shares previously owned by the Participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Share Awards.    A Participant who receives a share award will generally recognize ordinary income at the time that they “vest”, i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the Common Shares at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to Common Shares that are nonvested will be ordinary compensation income to the Participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the Common Shares, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares. The holding period for this purpose will begin on the date following the date restrictions lapse.

In lieu of the treatment described above, a Participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the Participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the shares are subsequently forfeited (i.e., they do not meet the conditions for “vesting”), the Participant will not be entitled to any offsetting tax deduction.

Share Appreciation Rights.    With respect to share appreciation rights under the Plans, generally, when a Participant receives payment with respect to a share appreciation right granted to him or her under the Plans, the amount of cash and the fair market value of any other property received will be ordinary income to such Participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes.    The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Plan.

Limitation on Compensation in Excess of $1 Million.    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company currently intends to structure share options granted under the Plans to comply with the exception to nondeductibility under Section 162(m) of the Code. See “Compensation Committee Report on Executive Compensation.”

ITEM 6—AMENDMENTS TO DIRECTORS PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company’s 1992 Directors Share Option Plan (the “Directors Plan”) to (a) increase the number of shares automatically granted to directors under such plan to 25,000 per year (the “Annual Grant”), (b) increase the number of shares granted to directors as an initial grant on first becoming a director to 40,000 and (c) increase the number of shares subject to the Annual Grant for directors who serve in the capacity of chairman of any of the Audit Committee, Compensation Committee or Nominating & Governance Committee and/or as Lead Independent Director by multiplying such amount by the Applicable Multiple. “Applicable Multiple” means (1) 1.3, in the case of the chairman of the Audit Committee, (2) 1.2, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee and (3) 1.5, in the case of the Lead Independent Director, except that if an individual is serving in more than one of these capacities, the Applicable Multiple will be cumulative, such that, for example, the Applicable Multiple for an individual serving as both chairman of the Compensation Committee and as Lead Independent Director would be 1.7.

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Directors Plan to increase the number of shares issuable over the term of the plan by 750,000 shares to 1,350,000 shares.

Due to the lack of available shares, in February of 2008 the Company granted 453,000 options that are subject to shareholder approval of this increase.

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Directors Plan to permit the Board to make grants to non-employee directors under the Directors Plan from time to time in its discretion.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the amendments to the Directors Plan to (a) (1) increase the number of shares automatically granted to directors under such plan to 25,000 per year, (2) increase the number of shares granted to directors as an initial grant on first becoming a director to 40,000 and (3) increase the number of shares subject to the Annual Grant to directors who serve in the capacity of chairman of any of the Audit Committee, Compensation Committee or Nominating & Governance Committee and/or as Lead Independent Director by the Applicable Multiple (as defined above), (b) increase the number of shares issuable over the term of the plan by 750,000 shares to 1,350,000 shares, and (c) permit the Board to make grants to non-employee directors under the Directors Plan from time to time in its discretion. The Board of Directors believes that approval of the proposed amendments is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding directors and recommends a vote “FOR” approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Director Plan are summarized below under “Description of 1992 Directors Share Option Plan.”

DESCRIPTION OF 1992 DIRECTORS SHARE OPTION PLAN

The Directors Plan was originally adopted by the Board of Directors on February 20, 1992 (the “Adoption Date”) and approved by the shareholders at a meeting held April 29, 1992 and was amended and restated on May 19, 2004. Shares issuable over the term of the Directors Plan will be made available from either authorized but unissued Common Shares. Should an option be terminated for any reason prior to exercise in full, the shares subject to the portion not so exercised will be available for subsequent grants under the Directors Plan. Only non-employee directors of the Company are eligible to receive options under the Directors Plan.

The Directors Plan was designed to operate automatically and not require administration; however, to the extent administration is necessary, the Directors Plan is administered by those members of the Board of Directors who are not eligible to participate in the Directors Plan (the “Directors Plan Administrators”). The Directors Plan Administrators have the authority to establish rules and regulations for the proper administration of the Directors Plan. The proposed amendment would permit the Board to make grants to non-employee directors under the Directors Plan from time to time in its discretion.

Prior to adoption of the proposed amendments, the Directors Plan provided that each non-employee director as of the Adoption Date was granted a non-qualified option to purchase that number of Common Shares equal to 20,000 minus the number of Common Shares with respect to which options have been previously granted to such non-employee director. Prior to the adoption of the proposed amendments, the maximum number of Common Shares issuable over the term of the Directors Plan may not exceed 600,000 shares, and each person who becomes a non-employee director for the first time after the Adoption Date shall be granted an option, on date such person becomes a non-employee director, to purchase that number of Common Shares equal to 20,000 minus the number of Common Shares with respect to which options have been previously granted to such non-employee director. The current amendments if approved will increase the maximum number of Common Shares issuable over the term of the Directors Plan by 750,000 shares to 1,350,000 shares and increase the number of shares for which options will be granted to newly-elected non-employee directors to 40,000 minus the number of shares with respect to which options have previously been granted.

Prior to the adoption of the proposed amendments, on each date that the Company holds its annual general meeting of shareholders, each non-employee director then in office (other than those directors first elected at such meeting) will receive a grant of an option to purchase 10,000 shares. The current amendments if approved will increase the number of shares for which options will be granted annually to 25,000, which amount shall be further increased for directors who serve in the capacity of chairman of any of the Audit Committee, Compensation Committee or Nominating & Governance Committee and/or as Lead Independent Director, in each case as set forth above under “Item 6—Amendments to Directors Plan.”

The Directors Plan also provides that the options granted thereunder shall have maximum terms of 10 years. Options granted to non-employee directors upon their initial election to the Board of Directors vest on the first anniversary of the date of grant. Annual option grants to non-employee directors vest on the date of grant. The option price will be immediately due upon exercise of the option and may be paid in cash or by check.

The price per share to be paid by a director at the time an option is exercised will be 100% of the fair market value of the Common Shares on the date of grant. For purposes of establishing the exercise price, the fair market value of the Common Shares on any relevant date will be the closing sale price per share of Common Shares, as reported for such date through the Nasdaq Stock Market. If the Common Shares is subsequently listed or admitted to trading on any other stock exchange, then the fair market value will be the closing sale price per share reported for such date by the principal exchange on which the Common Shares is traded.

The Directors Plan provides that options granted thereunder will be granted on terms generally permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members).

The Board of Directors has full power and authority to amend or modify the Directors Plan; provided, however, that the Board of Directors may not, without further approval of the shareholders of the Company, increase the number of shares as to which options may be granted under the Directors Plan, materially increase the benefits accruing to participants under the Directors Plan, or materially modify the requirements as to eligibility under the Directors Plan. In addition, the Board of Directors may not amend the Directors Plan or any agreements thereunder more than once every six months, other than to comport with the Internal Revenue Code or the rules thereunder.

Termination of Director Status.    Should an optionee cease to be a non-employee director of the Company for any reason (including death or permanent disability), such optionee will not have more than a twelve (12) month period following the date of such cessation of status in which to exercise any outstanding options, but under no circumstance may any such option be exercised after the specified expiration date of the option term. Each such option will, during such limited period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of status, except as discussed below.

Acceleration of Options.    In the event of one or more of the following transactions (“Corporate Transaction”): (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (iii) any other business combination in which 50% or more of the Company’s outstanding voting shares is transferred to different holders in a single transaction or a series of related transactions, then all options granted under the Directors Plan at the time outstanding and not then otherwise fully exercisable will, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for up to the total number of shares purchasable thereunder. However, in no event will any such acceleration occur if the terms of the Corporate Transaction require as a condition to consummation that each such outstanding option either be assumed by the successor corporation or be replaced with a comparable option to purchase shares of capital stock of the successor corporation. Upon the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised or assumed by the successor corporation, terminate and cease to be exercisable.

The acceleration of options in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the Directors Plan. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the Directors Plan.

In general: (i) no income is recognized by the optionee at the time a non-qualified stock option is granted; (ii) upon exercise of the non-qualified stock option, the optionee recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise; and (iii) at disposition any increase or decrease in value of the shares after the date of exercise is treated as capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Currently, the maximum rate for long-term capital gain on assets held for more than eighteen months is generally 20%, and the maximum rate on capital gain on assets held for more than one year but less than eighteen months (“mid-term gain”) is 28%.

Generally, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee at the date of exercise.

ITEM 7—APPROVAL OF SHARE GRANTS

On May 22, 2007, in addition to their annual grants under the Directors Plan of 10,000 shares each, the Board of Directors approved a grant of options to the Company’s independent directors which provided each of the Company’s independent directors with options for 2,000 Common Shares at an exercise price of $3.42 per share. This grant was made in an effort to bring the non-employee directors’ equity based compensation up to a more current level.

On October 31, 2007, in addition to his initial grant under the Directors Plan of 20,000 shares, the Board of Directors approved a grant of options to Charles J. Fisher, Jr., M.D., which provided Dr. Fisher with options to purchase an additional 20,000 Common Shares at an exercise price of $3.67 per share. This grant was made in an effort to bring Dr. Fisher’s equity interest in the Company more in line with those of the other non-employee directors.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the grants of (a) 2,000 shares to each of the Company’s independent directors on May 22, 2007 and (b) 20,000 Common Shares to Charles J. Fisher, Jr., M.D. on October 31, 2007. The Board of Directors believes that approval of the granting of such options is in the best interests of the Company, its shareholders and its employees and recommends a vote “FOR” approval. Approval of the grant requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

EQUITY COMPENSATION PLAN INFORMATION

We show below information as of December 31, 2007 on equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	15,148,120		$3.7689	(3,232,828)

Equity compensation plans not approved by security holders	15,000 1,100,000	$ $	4.6990 2.1700	0 0

Total	16,263,120		$3.6616	(3,232,828)

(1)	Number of securities does not include 30,000 option shares representing 2,000 option shares for options granted to each of five directors of the Company on May 22, 2007 and 20,000 options shares for an option granted to a director of the Company on October 31, 2007 which are subject to shareholder approval (see Item 7). The number of securities includes 5,185,000 option shares for options granted to officers of the Company on October 31, 2007 which are subject to shareholder approval of an increase in shares in the Company share option plans (see Item 4).
(2)	Assuming Items 4 through 7 of this proxy statement are approved, the number of securities remaining available for future issuance under equity compensation plans in this column would have been 8,337,172 as of December 31, 2007.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2007 on a timely basis other than Messrs. Fisher, Margolin and Kornberg who each filed late with respect to one transaction reportable on Form 4.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or appoint a proxy by telephone or through the Internet.

SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A shareholder who intends to present a proposal at the 2009 meeting of shareholders must submit such proposal by November 28, 2008, to the Company for inclusion in the Company’s 2008 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require the Company to give notice to shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received at our registered office in Bermuda not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

For all other shareholder communications with the Board of Directors or a particular director, a shareholder may send a letter to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

By Order of the Board of Directors,

Christopher J. Margolin Secretary

April 9, 2008

Berkeley, California

Appendix A

ACADA Pharmaceuticals, Inc.

Affymax, Inc.

Alnylam Pharmaceuticals Inc.

Amicus Therapeutics, Inc.

ARENA Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.

Array BioPharma, Inc.

Cell Genesys, Inc.

Cytokinetics Inc.

Dendreon Corp.

Dyax Corp.

Exelexis, Inc.

Genitope Corporation

Geron Corporation

ImmunoGen, Inc.

InterMune, Inc.

Keryx Biopharmaceuticals

Kosan Biosciences Incorporated

Lexicon Pharmaceuticals, Inc.

Ligand Pharmaceuticals Inc.

Maxygen, Inc.

Nektar Therapeutics

Neurogen Corporation

Osiris Therepeutics, Inc.

Rigel Pharmaceuticals, Inc.

Seattle Genetics, Inc.

Telik, Inc.

Trubion Pharmaceuticals, Inc.

ViaCell, Inc.

XenoPort, Inc.

A-1

XOMA LTD.

2910 SEVENTH STREET

BERKELEY, CA 94710

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN B. ENGLE and CHRISTOPHER J. MARGOLIN, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all Common Shares of XOMA Ltd. which the undersigned is entitled to vote at the annual general meeting of shareholders of XOMA Ltd. to be held at Le Meridien Hotel, 333 Battery Street, San Francisco, California on May 13, 2008, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4 through 7.

(Continued, and to be marked, dated and signed, on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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YOU CAN VOTE IN ONE OF TWO WAYS:

1.	Call TOLL FREE 1-866-540-5760 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees		(The Board of Directors recommends a vote FOR.)
1. Election of Directors 01 Steven B. Engle 03 William K. Bowes, Jr. 05 Peter Barton Hutt 07 Patrick J. Zenner	02 Patrick J. Scannon, M.D., Ph.D. 04 Charles J. Fisher, Jr., M.D. 06 W. Denman Van Ness	☐	☐	2. Proposal to appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2008 fiscal year and authorize the Board to agree to such auditors’ fee.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. No vote is required to receive the Company’s audited financial statements for the 2007 fiscal year.

4(a)Proposal to approve an amendment to the Company’s 1981 Share Option Plan and Restricted Share Plan to increase the number of shares issuable over the terms of the two plans by 11,000,000 shares to 25,600,000 shares in the aggregate.

					FOR ☐	AGAINST ☐	ABSTAIN ☐

4(b).Proposal to approve an amendment to the Company’s 1981 Share Option Plan and Restricted Share Plan to increase the number of shares for which options or share appreciation rights may be granted under the plans for any one individual from 1,000,000 to 7,000,000.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.   Proposal to approve an amendment to the Company’s Restricted Share Plan to increase the number of shares issuable over the term of the plan by 500,000 shares (which shares will come out of the 11,000,000 share increase referred to in item 4 above) to 2,750,000 shares in the aggregate.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

6(a).Proposal to approve an amendment to the Company’s 1992 Directors Share Option Plan to (a) increase the number of shares automatically granted to directors under such plan to 25,000 per year (the “Annual Grant”), (b) increase the number of shares granted to directors as an initial grant on first becoming a director to 40,000 and (c) increase the number of shares subject to the Annual Grant for directors who serve in the capacity of chairman of any of the Audit Committee, Compensation Committee or Nominating & Governance Committee and/or as Lead Independent Director by multiplying such amount by the Applicable Multiple (as defined in the proxy statement relating to the annual general meeting).

	FOR ☐	AGAINST ☐	ABSTAIN ☐

6(b).Proposal to approve an amendment to the Company’s 1992 Directors Share Option Plan to increase the number of shares issuable over the term of the plan by 750,000 shares to 1,350,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6(c).Proposal to approve an amendment to the Company’s 1992 Directors Share Option Plan to permit the Board to make grants to non-employee directors under the plan from time to time in its discretion.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. Proposal to approve the grants of (a) 2,000 shares to each of the Company’s independent directors on May 22, 2007 and (b) 20,000 Common Shares to Charles J. Fisher, Jr., M.D. on October 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2008 annual meeting of shareholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

Dated: , 2008

Signature of Shareholder

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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Vote by Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM Eastern Time

the business day prior to annual meeting day.

Your Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,

you do NOT need to mail back your proxy card.